Exhibit 10.1

U.S. Department of Justice Criminal Division
Fraud Section	Bond Building 1400 New York Avenue, NW Washington, D.C. 20530

August 5, 2020

Mark E. Schamel
Robert R. Ambler, Jr.
James E. Connelly
Womble Bond Dickinson LLP
1200 Nineteenth St. NW, Suite 500
Washington D.C., 20036

Re: World Acceptance Corporation Dear Counsel,

Consistent with the FCPA Corporate Enforcement Policy, the Department of Justice, Criminal Division, Fraud Section, and the United States Attorney's Office for the Southern District of New York (collectively, the "Department") has declined prosecution of your client, World Acceptance Corporation ("World" or the "Company") for violations of the Foreign Corrupt Practices Act (the "FCPA"), 15 U.S.C. §§ 78dd-l, et seq. We have reached this conclusion despite the bribery committed by employees of the Company and its subsidiaries in Mexico.

The Department's investigation found evidence that beginning in 2010 and continuing through 2017, World's Mexican subsidiary, through its employees and agents, paid over $4,000,000 to third-party intermediaries that was used, in part, to pay bribes to Mexican union officials and state government officials in order to obtain contracts with Mexican unions and Mexican state governments that allowed World to make loans to union members and to receive payments on such loans directly from the unions, which withheld the amount of the loan repayment from the paychecks of the union members.

The Department has decided to decline prosecution of this matter based on an assessment of the factors set forth in the Corporate Enforcement Policy, Justice Manual ("JM") 9-47.120, and the Principles of Federal Prosecution of Business Organizations, JM 9-28.300, including but not limited to: (1) World's prompt, voluntary self-disclosure of the misconduct; (2) World's full and proactive cooperation  in this matter (including its provision of all known relevant facts about the misconduct); (3) the nature and seriousness of the offense; (4) World' s full remediation, including the additional FCPA training added to World's compliance program, separation from executives under whom the misconduct took place; and discontinuing relationships with third parties in Mexico involved in the misconduct; and (5) the fact that World agrees to and will disgorge to the U.S. Securities and Exchange Commission the full amount of its ill-gotten gains.

This letter agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with World. If the Department learns information that changes its assessment of any of the factors outlined above, it may reopen its inquiry.

Sincerely,

ROBERT ZINK
Chief, Fraud Section
Criminal Division
Department of Justice

BY:	/s/ Sarah E. Edwards
SARAH E. EDWARDS
SONALI D. PATEL
BENJAMIN A. SALTZMAN
Trial Attorneys, Fraud Section

World Acceptance Corporation agrees and consents to the facts and conditions set forth herein:

The Date: 8/5/2020	BY:	/s/ Luke J. Umstetter
LUKE J. UMSTETTER
General Counsel, World Acceptance Corp.